Exhibit 99.14

Smith Ventures, LLC 17 20th Street North, Suite 300 | Birmingham, AL 35203 +1 (205) 218-9494 www.smithventures.com

STRICTLY PRIVATE & CONFIDENTIAL

November 23, 2025

Green Dot OpCo, LLC
17 20th Street North, Suite 300
Birmingham, AL 35203

Ladies and Gentlemen:

We understand that Green Dot OpCo, LLC, a Delaware limited liability company (“Purchaser”), is pursuing the acquisition of certain of the assets (the “Acquisition”) of Green Dot Corporation, a Delaware corporation (“Parent”). We also understand that the Acquisition will be accomplished pursuant to that certain Separation Agreement, dated as of November 23, 2025 (the “Separation Agreement”), by and among Purchaser, Parent and CommerceOne Financial Corporation, an Alabama corporation. As a condition to Parent entering into the Separation Agreement, the equity sponsors identified in Exhibit A (collectively, the “Anchor Investors”) are entering into this equity commitment letter (this “Equity Commitment Letter”). Smith Ventures, LLC also has executed and delivered to Parent a Limited Guarantee, dated as of the date hereof (the “Limited Guarantee”). Purchaser and the Anchor Investors are each a “Party” and collectively, the “Parties”. Terms used, but not defined, in this Equity Commitment Letter have the meanings ascribed to such terms in the Separation Agreement.

ARTICLE 1
Equity Commitment

Section 1.01    Equity Commitment. This Equity Commitment Letter sets forth the irrevocable commitment of the Anchor Investors, on a several and not joint basis, to provide to Purchaser at the Closing, subject to the limitations set forth in this Equity Commitment Letter, an aggregate amount of immediately available funds equal to $200,000,000 (the “Equity Financing”), which amount shall be used by Purchaser, together with the proceeds from the Debt Financing, to fund (a) the amounts required to be paid by Purchaser pursuant to and in accordance with Section 2.2(b)(ii)(A) of the Separation Agreement and (b) all associated costs, expenses and other amounts that are required to be paid by Purchaser in connection with the Closing (the payments referenced in clauses (a) and (b), the “Closing Payments”), in each case, on the terms and subject to the conditions of the Separation Agreement and not for any other purpose; provided that in no event shall any funding for the purposes described in clause (b) decrease the amount required to be funded hereunder under clause (a). The allocation of the Equity Financing among the Anchor Investors is set forth in Exhibit A, provided that in no event shall any Anchor Investor be obligated to fund more than once. Each Anchor Investor’s obligation to contribute its allocated portion of the Equity Financing, and the Anchor Investors’ aggregate obligation to contribute the full amount of the Equity Financing, are several and not joint, respectively; provided that the Anchor Investors’ aggregate obligation to contribute to, purchase equity or debt of, or otherwise provide funds to Purchaser will not, under any circumstances, exceed the Equity Financing. The Equity Financing will take the form of a cash contribution, directly or indirectly and through one or more intermediate vehicles or Persons, by the Anchor Investors (or their successors or permitted assignees) to Purchaser in exchange for the issuance by Purchaser, directly or indirectly and through one or more intermediate vehicles or Persons, to the Anchor Investors (or their successors or permitted assignees) of interests in the equity securities of Purchaser. In addition, no Anchor Investor shall have any obligation to backstop, replace, ‘top up’ or otherwise fund any portion of the Equity Financing allocable to any other Person (including any other Anchor Investor), or to compensate for any failure of the Debt Financing or any other source of funds.

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November 23, 2025

Section 1.02     Conditions to Commitment. Anchor Investors’ obligations to fund the Equity Financing under this Equity Commitment Letter are subject to (a) the execution and delivery of the Separation Agreement by Purchaser, Parent and Compass Sub North, Inc., (b) the Debt Financing (or any Alternative Financing in accordance with Section 6.10 of the Separation Agreement) having been funded (or that the Debt Financing or any Alternative Financing will be funded at the Closing if the Equity Financing is funded at the Closing) and (c) either (i) the satisfaction (other than any conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied if the Closing were to occur) or waiver by Purchaser of each of the conditions to Purchaser’s obligations to consummate the Closing as set forth in Section 9.1 and Section 9.2 of the Separation Agreement or (ii) Parent obtaining, in accordance with the terms and subject to the satisfaction of the conditions in Section 12.12 of the Separation Agreement, an order requiring Purchaser to specifically perform its obligations pursuant to the terms of the Separation Agreement and enforce the terms of this Equity Commitment Letter.

Section 1.03     Benefit. Except as provided in the proviso of this Section 1.03, this Equity Commitment Letter will inure to the benefit of and be binding solely upon Purchaser and the Anchor Investors and their respective successors and permitted assigns, and nothing set forth in this Equity Commitment Letter will be construed to confer upon or give any Person, other than the Anchor Investors and Purchaser, and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the Anchor Investors’ obligations to fund the Equity Financing or any other provisions of this Equity Commitment Letter; provided that notwithstanding anything to the contrary in this Equity Commitment Letter, the Anchor Investors acknowledge that Parent has relied on this Equity Commitment Letter and, accordingly, Parent is hereby made an express third party beneficiary hereof, and is entitled to specific performance of Purchaser’s right and the Anchor Investors’ obligation to cause the Equity Financing to be funded, which for the avoidance of doubt, shall include causing the Anchor Investors to maintain sufficient capital commitments and subscriptions, and issuing and enforcing the funding of capital calls in respect of outstanding and uncalled capital commitments, under the Anchor Investors’ subscription agreements (as may amended by those certain addenda providing for, among other things, third party beneficiary rights of Parent thereunder, copies of which agreements and the form of such addenda have been shared with the Parent prior to the date hereof) (the “Subscription Agreements”), as well as for purposes of this Section 1.03, Section 1.05, Section 1.08, Section 1.09, Section 2.01 and Section 2.03.  Each of the Anchor Investors and Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that Parent has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  No person seeking an injunction or injunctions to prevent breaches or threatened breaches of this Equity Commitment Letter and to enforce specifically the terms and provisions of this Equity Commitment Letter shall be required to provide any bond or other security in connection with such order or injunction.

Project LANTERN
November 23, 2025

Section 1.04     Termination. The Anchor Investors’ obligations to fund the Equity Financing will automatically and immediately terminate and expire on the earlier to occur of (a) the consummation of the Closing and the payment in full by Purchaser of the Closing Payments, (b) with respect to each Anchor Investor, upon such Anchor Investor’s funding of its allocated portion of the Equity Financing at the Closing, (c) the valid termination of the Separation Agreement in accordance with its terms and (d) Parent or any of its Affiliates asserting or filing, directly or indirectly, any claim under or proceeding against any Anchor Investor or any Anchor Investor Affiliate in connection with this Equity Commitment Letter, the Limited Guarantee, the Separation Agreement, or any transaction contemplated hereby or thereby or otherwise relating thereto, in each case other than Retained Claims (as defined in the Limited Guarantee).  For the avoidance of doubt, the Anchor Investors’ funds pursuant to this Equity Commitment Letter shall not be used for any reverse termination fee, break fee, expense reimbursement, ticking fees (other than fees expressly required to be paid at the Closing), “dead deal” or pre-Closing costs, or any other amounts payable if the Closing does not occur. If the Closing does not occur, any previously funded Equity Financing shall be returned to the Anchor Investors’ in accordance with the terms and conditions of their respective Subscription Agreements.

Section 1.05     Anchor Investor Affiliates. Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter, Purchaser, by its acceptance of the benefits of this Equity Commitment Letter, covenants, agrees and acknowledges that no Person other than the Anchor Investors (and any successors and assignees in accordance with Section 2.03) will have any obligation hereunder, and that Purchaser has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith will be had against, any Anchor Investor Affiliate, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise, in each case except for the Retained Claims (as defined in the Limited Guarantee). Notwithstanding the foregoing or anything to the contrary in this Equity Commitment Letter, in the event any Anchor Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person such that the sum of such Anchor Investor’s remaining net assets plus uncalled capital is less than such Anchor Investor’s pro rata share of the Equity Financing (less amounts paid under this Equity Commitment Letter prior to such event), then, and in each such case, Parent may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person, as the case may be. “Anchor Investor Affiliate” means any former, current or future officer, agent, Affiliate or employee of any Anchor Investor (or any of their successors or permitted assignees), any former, current or future general or limited partner, member or stockholder of any Anchor Investor (or any of their successors or permitted assignees) or any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing, in each case other than the Anchor Investors, the Purchaser, Smith Ventures, LLC, the parties to the Subscription Agreements, CommerceOne Financial Corporation, Compass Sub East, Inc., Compass Sub West, Inc., Compass Sub Northwest, Inc. and their respective successors or assignees (it being understood that in no event shall “Anchor Investor Affiliate” mean or refer to any of the Anchor Investors, the Purchaser, Smith Ventures, LLC, the parties to the Subscription Agreements, CommerceOne Financial Corporation, Compass Sub East, Inc., Compass Sub West, Inc., Compass Sub Northwest, Inc. or their respective successors or assignees).

Project LANTERN
November 23, 2025

Section 1.06    Remedies. Concurrently with the execution and delivery of this Equity Commitment Letter, Smith Ventures, LLC is executing and delivering to Parent the Limited Guarantee. The Retained Claims (including, for the avoidance of doubt, the remedies available to Parent pursuant to Section 1.03) will be the sole and exclusive remedies available to Parent and its Affiliates against any Anchor Investor or any Anchor Investor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Separation Agreement or the transactions contemplated thereby, whether or not Purchaser’s breach is caused by any Anchor Investor’s breach of its obligations under this Equity Commitment Letter.

Section 1.07     Certain Acknowledgments. Each Party acknowledges and agrees that (a) this Equity Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the Parties and neither this Equity Commitment Letter nor any other document or agreement entered into by any Party relating to the subject matter hereof will be construed to suggest otherwise and (b) the obligations of the Anchor Investors under this Equity Commitment Letter are solely contractual in nature. Notwithstanding anything to the contrary contained in this Equity Commitment Letter, the aggregate liability of the Anchor Investors hereunder will be limited to the Equity Financing.

Section 1.08     Representations and Warranties. Each Anchor Investor hereby represents and warrants to Purchaser and Parent that:

(a)          it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b)          it has all organizational power and authority to execute, deliver and perform its obligations under this Equity Commitment Letter in accordance with the terms of this Equity Commitment Letter;

(c)          the execution, delivery and performance of this Equity Commitment Letter by it has been duly and validly authorized and approved by all necessary organizational action by it;

(d)         this Equity Commitment Letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Equity Commitment Letter, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affective creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or in Law);

(e)          it has, and will have, the financial capacity to pay and perform its obligations under this Equity Commitment Letter and has, and will have, immediately available to it for so long as this Equity Commitment Letter shall remain in effect in accordance with Section 1.04 hereof, all funds necessary for it to fulfill its obligations under this Equity Commitment Letter, including uncalled capital commitments (and an enforcement right to cause such capital to be contributed) or other immediately available funds in excess of its allocated portion of the Equity Financing as set forth in Exhibit A;

(f)         the execution, delivery and performance by it of this Equity Commitment Letter does not (i) conflict with, contravene, violate or result in any default, breach or infringement (with or without notice or lapse of time or both) of any provision of its charter, partnership agreement, operating agreement or similar organizational documents, (ii) conflict with, contravene, violate or result in any default, breach or infringement (with or without notice or lapse of time or both) any applicable Law, regulation, rule, decree, Order or judgment applicable to it or its assets or (iii) conflict with, contravene or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under or give right to a right of termination, cancellation, modification or acceleration of any material obligation or the loss of any material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Anchor Investors or result in the creation of any lien upon any of its properties, assets or rights; and

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November 23, 2025

(g)        all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this Equity Commitment Letter by the Anchor Investors have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body or other Person is required in connection with the execution, delivery or performance of this Equity Commitment Letter.

Section 1.09      Covenants.

(a)        Until the date that this Equity Commitment Letter is terminated in accordance with Section 1.04, each Anchor Investor hereby covenants and agrees that (i) it will not amend or modify its governing documents in any manner which could cause any of the foregoing representations and warranties to become untrue if made following the effectiveness of any such amendment or modification, (ii) it will maintain at all times uncalled capital commitments or other immediately available funds in excess of its allocated portion of the Equity Financing, and (iii) it will not, without the consent of the Parent, waive its rights under the Subscription Agreements or cause or permit the Subscription Agreements to be terminated, amended, modified or supplemented.

(b)         Other than as required by law or the rules of any national securities exchange, each of the Parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any Person the contents of this Equity Commitment Letter. Notwithstanding the foregoing, this Equity Commitment Letter may be shown to (i) Parent and its advisors, officers, directors and representatives and (ii) Purchaser’s other financing sources; provided that in each case, (A) such Persons are directed to treat this Equity Commitment Letter as confidential and (B) the relevant Party will remain liable for any breaches of this Section 1.09(b) by such Persons. Parent shall be permitted to disclose this Equity Commitment Letter as required by law or the rules of any national securities exchange or in connection with seeking any regulatory approvals, clearances or consents in connection with the Separation Agreement, the Merger Agreement and the transactions contemplated thereby.

ARTICLE 2
Miscellaneous

Section 2.01     Amendments and Waivers.

(a)          Any provision of this Equity Commitment Letter may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Party (including each Anchor Investor); provided that (i) no amendment, modification or waiver of this Equity Commitment Letter shall adversely affect the rights of the Purchaser or Parent hereunder without the prior written consent of Parent (it being understood that any amendment, modification or waiver that has the effect of reducing the Equity Financing shall require the prior written consent of Parent), and (ii) no amendment, modification or waiver of this Equity Commitment Letter shall adversely affect the rights of any Anchor Investor hereunder without the prior written consent of such Anchor Investor.

Project LANTERN
November 23, 2025

(b)         No failure or delay by any Party in exercising any right, power or privilege under this Equity Commitment Letter will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Equity Commitment Letter will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 2.02     Expenses. Except as otherwise provided in this Equity Commitment Letter, all costs and expenses incurred in connection with this Equity Commitment Letter will be paid by the Party incurring such cost or expense, regardless of whether the transactions contemplated by the Separation Agreement are consummated.

Section 2.03     Binding Effect; Assignment.

(a)          The provisions of this Equity Commitment Letter will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. For the avoidance of doubt, each Person comprising the “Anchor Investors” shall be severally and not jointly liable for all obligations and liabilities of the Anchor Investors under this Equity Commitment Letter.

(b)         No Party may assign or delegate any of their rights, interests or obligations hereunder to any other Person without the prior written consent of each other Party and Parent; provided, however, that an Anchor Investor may assign its rights, interests and/or obligations hereunder (in whole or in part), without the prior written consent of Parent, to any Affiliate or any fund or alternative investment vehicle managed or otherwise controlled by or under common control with such Anchor Investor; provided, however, that (i) such assignee is or becomes a party to and fully bound by this Equity Commitment Letter to the same extent as such Anchor Investor, is capable of making the representations and warranties set forth in Section 1.08 hereof and is capable of performing all of its obligations hereunder, (ii) no such assignment will be permitted if it would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and (iii) no such assignment will relieve any Anchor Investor of its obligations hereunder unless and to the extent actually performed.

Section 2.04     Governing Law; Jurisdiction and Forum. This Equity Commitment Letter shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Equity Commitment Letter or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) waives any objection to the laying of venue of any Action relating to this Equity Commitment Letter or the transactions contemplated hereby in such court; (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Equity Commitment Letter or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum; and (v) agrees that it will not bring any Action relating to this Equity Commitment Letter or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.

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November 23, 2025

Section 2.05     WAIVER OF JURY TRIAL. EACH PARTY TO THIS EQUITY COMMITMENT LETTER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS EQUITY COMMITMENT LETTER OR ANY AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS EQUITY COMMITMENT LETTER SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS EQUITY COMMITMENT LETTER OR ANY AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS EQUITY COMMITMENT LETTER CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 2.05.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 2.05 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 2.06     Counterparts; Effectiveness. This Equity Commitment Letter may be signed in any number of counterparts, each of which will be an original, with the same effect as if such signatures were upon the same instrument. This Equity Commitment Letter, and any amendments or waivers hereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party or party to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Equity Commitment Letter or any amendment hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 2.07     Entire Agreement. This Equity Commitment Letter, the Subscription Agreements, together with the Separation Agreement and the other Ancillary Agreements (including that certain side letter of even date herewith) and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Project LANTERN
November 23, 2025

Section 2.08    Severability. If any term, provision, covenant or restriction of this Equity Commitment Letter is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Equity Commitment Letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Equity Commitment Letter so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Equity Commitment Letter to be duly executed by their respective authorized officers as of the day and year first above written.

GREEN DOT ACQUISITION PARTNERS GP, LLC, a Delaware limited liability company

By: Poinciana Partners, LLC, an Alabama limited liability company, its sole member

By:	/s/ Bill Smith
Name:	Bill Smith
Title:	Managing Partner

GREEN DOT ACQUISITION PARTNERS, LP, a Delaware limited liability company

By: Green Dot Acquisition Partners GP, LLC, a Delaware limited liability company, its general partner

By:	/s/ Bill Smith
Name:	Bill Smith
Title:	President

GREEN DOT PREFERRED HOLDCO, LLC, a Delaware limited liability company

By: Green Dot Acquisition Partners GP, LLC, a Delaware limited liability company, its manager

By:	/s/ Bill Smith
Name:	Bill Smith
Title:	President

[Signature Page to Equity Commitment Letter]

GREEN DOT OPCO, LLC, a Delaware limited liability company

By: Green Dot Holdco, LLC, a Delaware limited liability company, its sole member

By: Green Dot Preferred Holdco, LLC, a Delaware limited liability company, its sole member

By: Green Dot Acquisition Partners GP, LLC, a Delaware limited liability company, its manager

By:	/s/ Bill Smith
Name:	Bill Smith
Title:	President

[Signature Page to Equity Commitment Letter]

POINCIANA PARTNERS, LLC, an Alabama limited liability company

By:	/s/ Bill Smith
Name:	Bill Smith
Title:	Managing Partner

[Signature Page to Equity Commitment Letter]

SHIRLEY SMITH 2014 IRREVOCABLE TRUST DTD 12/22/14

By:	/s/ Jeff Smith
Name:	Jeffrey L. Smith
Title:	Trustee

[Signature Page to Equity Commitment Letter]

ARLINGTON PE DIRECT I, LLC, a Delaware limited liability company

By:	/s/ Kenneth H. Polk
Name:	Kenneth H. Polk
Title:	Authorized Person

[Signature Page to Equity Commitment Letter]

ARLINGTON PE DIRECT II, LLC, a Delaware limited liability company

By:	/s/ Kenneth H. Polk
Name:	Kenneth H. Polk
Title:	Authorized Person

[Signature Page to Equity Commitment Letter]

TENET GREEN DOT HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Adam Cranford
Name:	Adam Cranford
Title:	Manager of the Manager

[Signature Page to Equity Commitment Letter]

WP COREALPHA VII, LP, a Delaware limited partnership

By:	/s/ Gregory Oberholtzer
Name:	Gregory Oberholtzer
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

WALLACE CAPITAL, LLC, a Pennsylvania limited liability company

By:	/s/ Benjamin Wallace
Name:	Benjamin Wallace
Title:	Member

[Signature Page to Equity Commitment Letter]

Exhibit A
Anchor Investor	Allocation

Green Dot Acquisition Partners GP, LLC	0%

Green Dot Acquisition Partners, LP	23.5%

Green Dot Preferred Holdco, LLC	17.5%

Poinciana Partners LLC	20%

Shirly Smith 2014 Irrevocable Trust DTD 12/22/14	1.5%

Arlington PE Direct I, LLC	3.75% (in an amount not greater than $7.5M)

Arlington PE Direct II, LLC	3.75% (in an amount not greater than $7.5M)

Tenet Green Dot Holdco, LLC	17.5%

WP COREalpha VII LP	7.5%

Wallace Capital LLC	5%

Total	100%